Exhibit 99.1

                                  PRESS RELEASE

TODAY'S DATE:     April 24, 2001

RELEASE DATE:     Immediate

                                 (Nasdaq: PNTE)
              POINTE FINANCIAL CORPORATION COMPLETES ACQUISITION OF
            MIAMI-DADE COUNTY BRANCHES FROM REPUBLIC BANCSHARES, INC.

         BOCA RATON, FLORIDA - April 24, 2001 - Pointe Financial Corporation, the holding company for Pointe Bank, announced today that it has completed its previously announced acquisition of Republic Bancshares' Miami-Dade County offices. The acquisition added an additional four full service branch offices which have a combined deposit base of approximately $55.0 million. In addition to the branches, Pointe Bank acquired approximately $7.5 million of consumer and small business loans relating to the Miami-Dade offices, as well as furniture, fixtures and equipment relating to the respective offices.

         Concurrently with the acquisition of the Miami-Dade branches, Pointe Bank also purchased approximately $25.0 million of participation interests in commercial real estate loans originated by Republic. Republic will have the right to repurchase these participation interests over the next 18 months.

         Pointe Financial Corporation is the financial holding company for Pointe Bank headquartered in Boca Raton with assets of approximately $260 million. As a result of the acquisition of the Miami-Dade branches, Pointe now operates 10 full-service commercial banking offices located in Palm Beach, Broward and Miami-Dade Counties and has assets of over $315 million.

         This document contains certain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company's assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, expected cost savings, anticipated growth in the Company's newly established or augmented sources of noninterest income, changes in the domestic and foreign business environments and securities markets and changes in the regulatory authorities and polices affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company's filings with the Securities and Exchange Commission.

         CONTACT: R. Carl Palmer, Jr., Chairman of the Board, President and Chief Executive Officer, or Bradley R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone: (561) 368-6300.